Exhibit 10.2

MANAGEMENT SERVICES TERMINATION AGREEMENT, dated as of April 3, 2012 (this “Agreement”) among REXNORD CORPORATION (formerly known as Rexnord Holdings, Inc.), a Delaware Corporation (the “Company”), APOLLO MANAGEMENT VI, L.P., a Delaware limited partnership (“Apollo Management”) and APOLLO ALTERNATIVE ASSETS, L.P., a Delaware limited partnership (“AAA;” collectively with Apollo Management, “Apollo”).

WHEREAS, the Company and Apollo Management previously entered into that certain Management Consulting Agreement, dated as of July 21, 2006 (the “Original Agreement”), pursuant to which Apollo Management agreed to make its expertise available to the Company and its subsidiaries (the “Rexnord Group”) from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Rexnord Group (the “Management Services”);

WHEREAS, the Company and Apollo Management amended and restated the Original Agreement in its entirety by entering into that certain Amended and Restated Management Consulting Agreement, dated as of February 7, 2007 (the “Commencement Date), by and among the Company, Apollo Management and AAA (the “Management Agreement”), pursuant to which Apollo would continue to provide the Management Services;

WHEREAS, in consideration of the provision by Apollo of the Management Services, and pursuant to Section 4 of the Management Agreement, the Company agreed to pay to Apollo, among other fees, an aggregate fee equal to $3,000,000 per annum (the “Annual Management Fee”) beginning on the Commencement Date and terminating on the twelfth anniversary thereof;

WHEREAS, the Company plans to commence an initial public offering of its common stock (the “IPO”) and has filed a registration statement on Form S-1; and

WHEREAS, pursuant to Section 4(d) of the Management Agreement, in connection with the IPO, Apollo may elect to receive a Lump Sum Payment (as such term is defined in the Management Agreement) in lieu of payment of the Annual Management Fee, and hereby provides Notice (as such term is defined in the Management Agreement) of such election.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Termination of Management Services and Management Agreement. Effective immediately upon consummation of the IPO (the “Closing”) and without any further action by the Company or Apollo, each of the Company and Apollo shall be released from any and all obligations and liabilities (other than pursuant to Section 5 of the Management Agreement) with respect to provision of the Management Services and payment of the Annual Management Fee or any other fees pursuant to the Management Agreement (other than (i) the Termination Fee and (ii) the Deferred Amount (as defined below), and the Management Agreement (other than Section 5 thereof) shall have no further force or effect.

Section 2. Payment of Termination Fee. In consideration of the termination provided in Section 1 above, the Company shall pay to Apollo, in accordance with Section 4(c) of the Management Agreement, via wire transfer of immediately available funds payable immediately upon the Closing, a lump-sum amount equal to the sum of (i) $15 million (the “Termination Fee”) and (ii) the Deferred Amount. For the avoidance of doubt, each of the Company and Apollo agrees that the payment of Termination Fee shall be deemed to be in full satisfaction of any and all obligations by the Company to pay a “Lump Sum Payment” (as such term is defined in the Management Agreement) to Apollo under Section 4(d) of the Management Agreement. “Deferred Amount” means, as of the Closing, any unreimbursed expenses of Apollo owing and payable pursuant to Section 4(f) of the Management Agreement.

Section 3. Miscellaneous.

3.1 Effect of Agreement. Upon the payment of the Termination Fee and the Deferred Amount, the Management Agreement shall be terminated and of no further force and effect and no party shall have any further rights or obligations under the Management Agreement (other than Section 5 thereof).

3.2 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

3.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the Company and Apollo.

3.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

3.5 Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

3.6 Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Management Services Termination Agreement as of the date first above written.

REXNORD CORPORATION

By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: VP, General Counsel & Secretary

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC, its General
Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By: Apollo International Management, L.P., its Managing General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

By: Apollo Alternative Assets GP Limited, its Administrative General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature page to Rexnord Corporation

Management Services Termination Agreement]